Exhibit 10.49

SECOND AMENDMENT
TO
EMPLOYMENT AGREEMENT

This Second Amendment to Employment Agreement (this “Amendment”), dated January 9, 2003 and effective as of November 4, 2002 (the “Effective Date”), is entered into by and between St. John Knits, Inc., a California corporation (“Company”), and Bruce Fetter, an individual (“Executive”), and amends terms of that certain Employment Agreement, dated as of January 1, 2001, as amended, between the Company and Executive (the “Agreement”). In consideration of the mutual covenants and agreement set forth herein, the parties hereto agree as follows (all capitalized terms not defined herein shall have the meanings set forth in the Agreement).

1. Section 1.1 of the Agreement shall be amended to delete the words “Co-President and Chief Operating Officer” and replace it with “Co-Chief Executive Officer, Co-President and Chief Operating Officer”; provided, however, that elimination of the titles Co-President and/or Chief Operating Officer shall not be deemed a material change in Executive’s title under Section 4.1(b)(ii).

2. Section 1.2 of the Agreement shall be amended so that the term of the Agreement is extended and will now terminate as of December 31, 2004.

3. Section 2.1 of the Agreement shall be amended to reflect an increase in the Base Salary from $650,000 to $750,000.

4. Section 4.1(b)(ii) of the Agreement shall be deleted in its entirety and replaced with the following:

“(ii) a material alteration in the nature of Executive’s responsibilities or a material change in Executive’s title or reporting level from those that exist as of the date of this Agreement, or any amendment hereto wherein such responsibilities, title or reporting level are changed; provided, however, that after at Change in Control (as defined hereinafter), a change in Executive’s title or reporting level shall not be deemed Good Reason so long as Executive maintains substantially the same duties as Executive had prior to the Change in Control;”

5. Section 4.5(b) shall be deleted and replaced with the following:

“Except as set forth below, if Executive’s employment is terminated by the Company without Cause, or Executive terminates this Agreement for Good Reason, or this Agreement expires on December 31, 2004 without the Company renewing or extending the term for another year, then the Company shall provide Executive:

(i) salary continuation in an amount equal to Executive’s Base Salary for a period equal to twelve (12) months, said sum to be paid semi-monthly in equal installments at the times salary payments are usually made; and

(ii) health insurance coverage as then in effect for Executive, his or her spouse and dependent children for a period equal to twelve (12) months, subject to any employee contribution provisions as defined in the Company Benefit Plans. Subsequent health insurance benefits will be in accordance with COBRA.”

6. The first sentence of the full paragraph following Section 4.5(b)(ii) shall be deleted and replaced with the following:

“The above periods of salary and health insurance coverage continuation shall be extended up to a total of eighteen (18) months, but only in the event (a) Executive is terminated by the Company without Cause, (b) Executive terminates this Agreement for Good Reason within twelve (12) months of a Change in Control or (c) if less than twelve (12) months after a Change in Control this Agreement expires without the Company renewing or extending the term for another year.”

7. Section 5.1 shall be amended to replace the notice information for David Krinsky, Esq. with the following:

“Mr. Jim Kelley
Vestar Capital Partners
1225 17th Street, Suite 1660
Denver, Colorado 80202”

7. All the provisions contained in Article 5 of the Agreement are incorporated into this Amendment by this reference.

8. All other terms and conditions of the Agreement shall remain the same.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

“Company” St. John Knits, Inc., a California corporation

By:	/s/ Roger Ruppert
Roger Ruppert Executive Vice President and Chief Financial Officer

“Executive”

/s/ Bruce Fetter
Bruce Fetter

Approved as to Content:

/s/ Jim Kelley
Jim Kelley Chairman of the Board

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